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The following article related to The Procter & Gamble Company (“P&G”) was published by the Cincinnati Business Courier on September 28, 2017. From time to time, P&G may distribute links to this article and/or all or selected portions of this article.

Cincinnati Business Courier

Former P&G CEO Lafley says activist investor is ‘just plain wrong’

28 September 2017

Procter & Gamble Co. shareholders should vote against electing activist investor Nelson Peltz to the P&G board because of the danger inherent in the hedge fund manager’s proposal to shake up the company, former CEO A.G. Lafley said.

Peltz, who as CEO of Trian Fund Management has acquired $3.5 billion worth of stock in the Cincinnati-based maker of consumer goods such as Crest toothpaste (NYSE: PG), doesn’t seem to grasp the proposal’s long-term risk to P&G and its shareholders, Lafley said.

New York-based Trian has said that if Peltz is elected by shareholders at the Oct. 10 annual meeting of P&G he would advocate turning P&G into a holding company.

Peltz wants to reduce by about 90 percent P&G’s 10,000 or so corporate employees, but he emphasized that shrinking the corporate staff to 1,000 wouldn’t “decimate Cincinnati.”

“I feel that concrete recommendation is the single biggest mistake they are proposing, and I think it would be a huge step backward,” Lafley told me during an exclusive interview.

“I think it would be incredibly disruptive,” Lafley said. “And I think they don’t understand it, which scares me.”

Trian has a history of acquiring a large stake in a company, demanding a board seat and then advocating for changes aimed at boosting the stock price.

“If you look at Mr. Peltz, the play he runs is pretty standard,” Lafley said. “Cut costs. Drive up cash flow. Shake up the management and board. Sell off assets that aren’t strategic fits or performing and break up (the company). Maybe he didn’t do all of them on every play, but that’s the playbook.”

And that wouldn’t be in the best interest of P&G, its 95,000 employees worldwide, or the majority of its shareholders, suggested Lafley, 70, whose more than 30 years at P&G included two terms as chief executive officer.

Lafley was CEO from 2000 to 2009, then retired in early 2010. He returned to the company as CEO from 2013 until November 2015, when David Taylor succeeded him in the role.

“I think the company is in great hands,” Lafley said.

The former CEO said total shareholder return is up 28 percent since Taylor took charge, which equates to more than $20 billion in cash returned to stock owners. P&G stock peaked at $94.67 during trading on Sept. 20, reaching an all-time high, Lafley noted.

While Peltz hasn’t gone into detail about how he wants to revamp P&G, Trian’s so-called white paper offers little hope for success, Lafley said.

“Unless I’m missing something, there are only two specific proposals in everything that’s been published or said,” Lafley said of Peltz. “The first one is: ‘Put me on the board.’ The second one is a proposed reorganization, which is a turning back of the clock and, frankly, creates more matrices and blurs the very clear lines of communication and direction.”

Lafley suggested that Peltz doesn’t understand the complexities of P&G, a multinational corporation with more than $65 billion in annual sales.

“It’s kind of like turning the keys to a Ferrari over to your kid who just turned 16,” Lafley said. “It’s not the first car you’re going to let the kid drive.

“People forget this: P&G is large, multi-industry, multi-category, multinational, multi-technology,” Lafley said. “There is no other company in the consumer space that is really like P&G. There just isn’t. …

“You don’t cavalierly reorganize a company of that size and complexity because a reorganization by definition is disruptive,” Lafley said. “The costs will go up in the short term even if you save costs in the long term. And the execution will suffer in the short term. … I don’t think he’s fixing the problem. I think he’s making it a lot worse.”

Part of the problem is Peltz comes from the packaged food business, which Lafley said doesn’t lend itself to understanding consumer goods.

“If you go through Mr. Peltz’s history, he started in food distribution,” Lafley said. “He had a family food distribution company, took it public, it actually went bankrupt, and then he got involved in some other food businesses (such as Snapple soft drinks).

“The packaged food business is really not like the household care or personal care businesses, and it is nothing like the beauty care or health care businesses,” Lafley said. “There are different dynamics.”

“Look, the guy is a first-rate PR expert,” Lafley said of Peltz. “He has played most of the media like a violin from the beginning. He’s turned several reporters into essentially puppets and parrots for his message. The problem with the rhetoric is it’s designed to sell. It’s designed to win a proxy contest. If he does win, he’s going to have to find a way to become a member of the team.

“The problem he’s got is that (the P&G) team and the governance committee have evaluated Mr. Peltz against the criteria that they have – that are well established for adding a director – and they are finding candidates who are qualified and a better fit,” Lafley said. “One of the fundamental things people don’t get is you don’t add a director to do what management is supposed to do. Mr. Peltz keeps arguing, ‘I can help them run the place better.’ Well, then he should apply for a management job.”

Trian has said it plans to spend $25 million on the campaign to win Peltz a seat on the board, and P&G plans to spend $35 million on a marketing effort to persuade shareholders that Peltz isn’t the right person for the job.

Lafley told me he was speaking for himself and not as an official of the company.

“One of the reasons I’m talking to you is because I’m hoping there will be one person in the world who will just ask the simple, most basic questions,” Lafley said. “What are the facts?

“Almost all of his assertions are either unsubstantiated or, I would argue, just plain wrong,” Lafley said. “And not because he’s not a smart guy. He’s obviously a smart guy. It’s not because he’s not a good investor. He’s obviously a good investor, but he simply doesn’t have the data or the facts.”

Lafley noted that Peltz has been relying on Clayton Daley, a former P&G chief financial officer who is now a paid adviser to Trian. Daley was CFO at P&G from 1998 until he retired in 2009.

“I hope we’ll get into the substance of what Mr. Peltz and his willing acolyte, Mr. Daley, have been trying to sell,” Lafley said. “When (Peltz) talks to someone who’s been away from the business for (nearly) a decade and also worked in the finance arm – about as far away from the consumer as you’re going to get – I’m not (sure) that’s the best adviser and consultant to use on P&G’s consumer insight credibility.”

And yet, Peltz believes P&G doesn’t understand today’s consumer. The billionaire has said he would bring insights because he has experience in consumer goods unlike the 10 outside directors of P&G.

“I have experience with consumer products,” Peltz previously told me. “I’ve learned from (investments in the companies) Snapple, Wendy’s, Mondelez, Cadbury, Heinz and Dr. Pepper. I think I picked up some information along the way. Some of it is stuck in my hard drive.”

Lafley said being an investor in a food company or even a board member for one didn’t qualify Peltz as an expert on the sort of consumer goods made by P&G such as Tide detergent and Mr. Clean all-purpose cleaner.

“I’m sure Mr. Peltz is doing his own laundry,” Lafley said of the billionaire hedge fund manager. “I’m sure he’s cleaning his own house. I’m sure he’s performing all those household tasks and personal care tasks. He’s probably performing the personal care side of that because he looks very good in his pictures. But my point is, the first place I would go is to consumers. And listen, if there’s one thing I do not worry about it’s whether (P&G) is in continuous, close contact with consumers and shoppers literally every hour of every day of the year.

“Why do you think Alibaba or Amazon or Google or Facebook or Snap … wants to work with P&G?” Lafley said. “The primary currency (of P&G) is consumer understanding.”

Lafley also suggested that shareholders would be ill advised to heed what Peltz had to say about P&G reducing its digital advertising spend by more than $100 million in the fourth quarter of the 2016-17 fiscal year, which ended in June.

Peltz claims P&G used the money to enhance the outlook of its financial performance while hoping to mute the hedge fund manager’s claim the company has underperformed.

“I had to laugh when both Mr. Peltz and Mr. Daley pontificated on digital,” said Lafley, a member of the board of Snap Inc., whose flagship product is the Snapchat smartphone app. “They are the last two people in the world that anyone would call to get any insights on digital … search, social, e-commerce. They’re just not credible in that space.”

P&G said it withheld the money earmarked for digital advertising out of concerns over brand safety and fraud. In calling for reforms at YouTube, P&G said it was reluctant to pay for commercials viewed by robots rather than people – as well as ads paired with terrorist recruitment videos. P&G still delivered on its sales growth objectives, which the company said demonstrated that it was smart to pull the digital spend.

And while Peltz is courting P&G employees, retirees and alumni who could be a key voting block because many own P&G stock, Lafley was dismissive of the notion that they would be well served by having the hedge fund manager on the board.

Peltz argues that a restructuring would improve both the workplace and retirement benefits related to stock.

“We believe in organizing the company in a way that clarifies reporting lines and reduces matrices so that P&G’s many talented employees are empowered to unleash their skills and creativity rather than being stifled by endless layers of bureaucracy,” Peltz wrote in an open letter to current and former P&G employees on Sept. 20.

“The company chose to fund many of your retirement plans with P&G stock, but many employees and retirees are suffering because P&G’s shares have underperformed for so long,” Peltz wrote.

Lafley scoffed at the notion that Peltz understands the mindset of P&G employees.

“How would he know?” Lafley said. “He’s talked to a few grumpy, old, mostly white, male retirees. How would he know?

“When I was still there, more than 90,000 employees around the world were happily filling out the survey every year,” Lafley said. “And while there were a few things they would like the company to do better, I didn’t get this Prometheus bound metaphor that Mr. Peltz has used.”

Lafley encouraged current and former employees to ignore the white proxies issued by Trian on behalf of Peltz and instead vote the blue proxies issued by P&G, which would retain the current 11-member board.

That’s what he did.

“I do hold a lot of shares, but I’m not going to swing the election,” Lafley said. “I did vote dutifully. We talk about the long blue line.”

Barrett J. Brunsman

Staff Reporter

Cincinnati Business Courier

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.